Exhibit 4.2

EXECUTION COPY

FINCO ACCESSION AGREEMENT

EUR750,000,000 Additional Facility Y Accession Agreement

To:                              The Bank of Nova Scotia as Facility Agent (the Facility Agent) and the Bank of Nova Scotia as Security Agent (the Security Agent)

From:                 UPCB Finance II Limited (the Additional Facility Y Lender)

Date:                    31 January 2011

UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V.)—€1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.                                       In this Agreement:

Indenture means the indenture, dated on or about the date of this Agreement, among, inter alios, the Additional Facility Y Lender, as issuer, The Bank of New York Mellon, as trustee, transfer agent, registrar and principal paying agent.

Facility Y means the EUR750,000,000 term loan facility made available under this Agreement.

Facility Y Advance means the EUR denominated advance made to UPC Financing by the Additional Facility Y Lender under Facility Y.

Facility Y Commitment means, in relation to the Additional Facility Y Lender, the amount in EUR set opposite its name under the heading “Facility Y Commitment” in Schedule 1 to this Agreement, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Notes has the meaning given to that term in the Indenture.

Trustee has the meaning given to that term in the Indenture.

2.                                      Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.                                      We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.                                      This Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility Y Lender that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Additional Facility Y Lender (the Effective Date).

5.                                       The Additional Facility Y Lender agrees:

(a)                                  to become a party to and to be bound by the terms of the Credit Agreement as Lender in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)                                 to become a party to the Security Deed as Lender and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lender in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.                                      The Additional Facility Commitment in relation to the Additional Facility Y Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility Y Commitment.

7.                                       The Borrower in relation to Facility Y is UPC Financing.

8.                                      (a)                                   Provided that any upsizing of Facility Y permitted under this Clause 8 will not breach any term of the Credit Agreement, Facility Y may be upsized by any amount, by the signing of one or more further Additional Facility Y Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility Y Commitments denominated in EUR, to be drawn in EUR, with the same Final Maturity Date and Margin as specified in this Additional Facility Y Accession Agreement.

(b)                                 For the purposes of this Clause 8 (unless otherwise specified), references to Facility Y Advances shall include Advances made under any such further Additional Facility Y Accession Agreement.

(c)                                  Where any Facility Y Advance has not already been consolidated with any other Facility Y Advance, on the last day of any Interest Period for such Facility Y Advance, that Facility Y Advance will be consolidated with any other Facility Y Advance which has an Interest Period ending on the same day as that Facility Y Advance, and all such Facility Y Advances will then be treated as one Advance.

9.                                      Facility Y may be drawn by one Advance on the date of this Agreement and such date will constitute the Availability Period for Facility Y. No more than one Request may be made in respect of Facility Y under the Credit Agreement and such Request may only be in a principal amount of the Additional Facility Commitment in to relation to Facility Y as set out in Clause 6 above.

10.                                The Facility Y Advance will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness.

11.                                The Final Maturity Date in respect of Facility Y is July 1, 2020. Any outstanding Advance under Facility Y shall be repaid in full on the Final Maturity Date.

12.                                 The interest rate for the Facility Y will be a fixed rate of 6 3/8 per cent per annum. This will be calculated in accordance with Clause 8.1 (Interest rate) of the Credit Agreement as being the sum of EURIBOR, the applicable Margin and the Mandatory Costs, where, in order to achieve the fixed rate referred to above, the applicable Margin will be:

(a)                                  6 3/8 per cent. per annum, calculated on the basis of a 360-day year comprised of twelve 30-day months;

minus

(b)                                 the sum of EURIBOR plus the Mandatory Costs.

For the avoidance of doubt, for the purpose of this calculation, the applicable Margin may be a negative number. Further, the interest rate for this Facility Y will never exceed 6 3/8 per cent. per annum (save to the extent that Clause 8.8 (Default interest) may apply).

13.                                Pursuant to Clause 8.2 (Selection of Interest Periods) of the Credit Agreement, the Borrower hereby notifies the Facility Agent that while the Facility Y Advance is outstanding it selects six months for all Interest Periods in relation to that Advance.

14.                                Upon the delivery by the Facility Agent of a notice of cancellation of Facility Y pursuant to Clause 7.4(v)(B) (Change of Control) of the Credit Agreement following the occurrence of a Change of Control (as defined under Clause 7.4 (Change of Control) of the Credit Agreement, UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility Y Lender) in an amount equal to 1 per cent. of the principal amount of the outstanding Facility Y Advance. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility Y Lender) on the actual date of such mandatory prepayment.

15.                                Subject to Clause 16 of this Agreement, at any time prior to July 1, 2015, upon the occurrence of a voluntary prepayment of all or any part of the outstanding Facility Y Advance by UPC Broadband pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement, UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility Y Lender) in an amount equal to the Make-Whole Amount (as defined below) (calculated as of a date no more than three Business Days prior to the date of the relevant Cancellation Notice) as of the due date of such prepayment. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility Y Lender) on the actual date of such prepayment.

For the purposes of this Clause 15:

Make-Whole Amount means, with respect to Facility Y on any date on which all or any part of the outstanding Facility Y Advance is to be prepaid pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement, the excess of:

(a)                                  the present value at such prepayment date of (i) the total amount that would be payable to the Facility Agent (for the account of the Additional Facility Y Lender) if the total outstanding Facility Y Advance were prepaid pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement on July 1, 2015 (including the outstanding principal amount of such Advance and the Additional Amount (as defined below) required under this Clause 15, but excluding accrued interest and any other amounts payable under the Credit Agreement in connection with such prepayment) plus (ii) all required remaining scheduled interest payments due in respect of the outstanding Facility Y Advance through July 1, 2015 (excluding accrued but unpaid interest to the prepayment date), computed using a discount rate equal to the Bund Rate (as defined below) as of such prepayment date plus 50 basis points; over

(b)                                 the principal amount of the outstanding Facility Y Advance.

Bund Rate means, with respect to any relevant date, the rate per annum equal to the semi-annual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(i)                                     “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such prepayment date to July 1, 2015, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to July 1, 2015; provided, however, that, if the period from such prepayment date to July 1, 2015, is less than one year, a fixed maturity of one year shall be used;

(ii)                                  “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(iii)                               “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Parent in consultation with the Trustee; and

(iv)                              “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Parent of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Parent by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third business day in Frankfurt preceding the relevant date.

Subject to Clause 16 of this Agreement, on or after July 1, 2015, upon the occurrence of a voluntary prepayment of all or any part of the outstanding Facility Y Advance by UPC Broadband pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement, UPC Broadband shall pay to the Facility Agent (for the account of the Additional Facility Y Lender) an amount (the Additional Amount) equal to the relevant percentage set out in the table below of the principal amount of the Facility Y Advance being prepaid on the due date of such prepayment, if prepaid during the twelve-month period beginning on July 1 of the years indicated below:

Year	Relevant Percentage
2015	3.188%
2016	2.125%
2017	1.063%
2018 and thereafter	0.000%

Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility Y Lender) on the actual date of such prepayment.

16.                                Notwithstanding Clause 15 above, no Make-Whole Amount or Additional Amount shall be payable in connection with a voluntary prepayment of the whole of the outstanding Facility Y Advance by UPC Broadband pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement that is made following the completion of the UPC Exchange Transaction (as defined in the Indenture), provided that the Borrower has given notice of such prepayment not later than three Business Days prior to the completion of the UPC Exchange Transaction and such prepayment is made on the completion of the UPC Exchange Transaction.

17.                                The Additional Facility Y Lender acknowledges that the Borrower may discharge all or part of the Facility Y Advance pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement in connection with the UPC Exchange Transaction by way of one or a combination of (1) a cash prepayment, (2) an issue of new notes or (3) the purchase of the existing Notes (in the case of (2) and (3), in accordance with the mechanisms, and on the terms, agreed between the Borrower and the Additional Facility Y Lender at the relevant time and provided that the amount and date of such discharge is notified to the Facility Agent in writing by the Borrower and the Additional Facility Y Lender on or before the date of such discharge). The parties to this Agreement acknowledge that this Agreement may require amendment (in accordance with the relevant provisions of the Credit Agreement) to facilitate the discharge of all or part of the Facility Y Advance in connection with the UPC Exchange Transaction and agree to discuss and negotiate any such amendments in good faith at the relevant time.

18.                                For the purposes of any amendment or waiver (including with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement on or after the date of this Agreement, the Additional Facility Y Lender hereby consents to any and all of the following (and this Agreement shall constitute the Additional Facility Y Lender’s irrevocable and unconditional written consent for the purposes of Clause 25 of the Credit Agreement without any further action required on the part of any Party):

(a)                                  any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to reduce the percentage specified in the definition of “Majority Lenders” in Clause 1.1 of the Credit Agreement from 66 2/3 per cent. to a percentage that is not less than 50.1 per cent.;

(b)                                 any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to change the definition of “Western Europe” in Clause 1.1 of the Credit Agreement to include the countries that comprise the European Union as of a specified date more recent than the Effective Date, or from time to time (in addition to Scandinavia and Switzerland);

(c)                                  any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to change the definition of “Acquisition Business Plan” and the definition of “Borrower Group Business Plan” in Clause 1.1 of the Credit Agreement to limit the time period covered by any business plan of the Target or, as applicable, the Borrower Group (including the Target) to a period of not less than the earlier of five years following the date of the relevant Acquisition and the Final Maturity Date;

(d)                                 any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the limitations set forth in subclause (b)(i) of the definition of “Permitted Acquisition” in Clause 1.1 of the Credit Agreement and in subclause (b)(i) of the definition of “Permitted Joint Venture” in Clause 1.1 of the Credit Agreement with respect to businesses conducted in Great Britain and/or Germany;

(e)                                  any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the requirements set forth in subclause (b)(ii)(A)(II) of the definition of “Permitted Acquisition” in Clause 1.1 of the Credit Agreement and in subclause (b)(ii)(A)(II) of the definition of “Permitted Joint Venture” in Clause 1.1 of the Credit Agreement to deliver the financial projections specified therein, or to reduce the time period for compliance stated in either subclause;

(f)                                    any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to increase the amount of secured indebtedness specified in subclause (n) of the definition of “Permitted Security Interest” in Clause 1.1 of the Credit Agreement from €15,000,000 to an amount not to exceed €100,000,000 (or its equivalent);

(g)                                 any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the reporting requirements set forth in subclause (c) of Clause 16.2 of the Credit Agreement, or to change the time period for compliance specified therein;

(h)                                 any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to include as a “Permitted Disposal” under Clause 16.10(b)(xvi) of the Credit Agreement the disposal of any person or asset if:  (i) at the time of such disposal, UPC Broadband has contractually committed or agreed to a future Acquisition and such an Acquisition occurs within twelve months (or less) of the disposal;  (ii) the Remaining Percentage would not be exceeded if the aggregate percentage value of the contemplated Acquisition is added to the calculation and tested at the time of the disposal on a pro forma basis (giving effect to the Annualised EBITDA of the Target based on then available historical financial information) and on an actual basis at the completion of the Acquisition (and for these purposes (A) subclause 16.10(c)(z) of the Credit Agreement would be disapplied so that the Remaining Percentage could exceed 17.5 per cent. in respect of the relevant disposal and (B) subclause 16.10(c)(x) of the Credit Agreement would be disapplied so that the percentage of the Annualised EBITDA of the Borrower Group represented by the Annualised EBITDA of the relevant disposal could be more than the Remaining Percentage immediately prior to such disposal, in each case provided the Remaining Percentage would not be exceeded once any contemplated Acquisition is taken into account as described in this subparagraph (ii)); and (iii) for the purpose of the certificate required in Clause 16.10(b)(xvi)(C), the financial ratios are calculated giving pro forma effect to such Acquisition (based on the then available historical financial information of the Target and including the Annualised EBITDA of the Target and any Financial Indebtedness expected to be incurred by the Borrower Group to finance such Acquisition) (and any such amendment, waiver or other modification contemplated by this subclause (h) may apply to all such disposals and future Acquisitions or only to specified disposals and Acquisitions);

(i)                                     any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the provision set forth in subclause (c)(y) of Clause 16.10 of the Credit Agreement that the percentage value of a Reinvestment shall be disregarded if the Annualised EBITDA of the members of the Borrower Group derived from persons or assets located in Western Europe is less than 66 2/3 per cent. of the Annualised EBITDA of the Borrower Group, or to change the percentage or the geographical limitation specified therein;

(j)                                     any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to increase the amount of Financial Indebtedness specified in Clause 16.12(b)(xvii) of the Credit Agreement from €25,000,000 to an amount not to exceed €100,000,000 (or its equivalent);

(k)                                  any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to change the calculation of any financial ratio that requires the calculation of Senior Debt and/or Total Debt to provide for the netting of cash and cash equivalents (to be defined substantially in line with and/or with reference to standard language used in the European banking market) against Senior Debt and/or Total Debt; and

(l)                                     any consequential amendment, waiver or other modification to the Credit Agreement or any other Finance Document arising as a direct result of the changes envisaged in subclauses (a) to (k) of this Clause 18.

The Additional Facility Y Lender hereby waives receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Facility may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers or other modifications.

19.                                In the event that the Additional Facility Y Lender is eligible or required to vote (or otherwise consent) with respect to any matter (other than the matters specified in paragraphs (a) through (l) of Clause 18 above) arising from time to time under the Credit Agreement or this Agreement the Facility Agent will apply the votes of the Additional Facility Y Lender in accordance with a written direction to be provided by the Additional Facility Y Lender or the Trustee (on behalf of the Additional Facility Y Lender).  The Additional Facility Y Lender agrees that it will give any such direction in accordance with the provisions of Section 9.01 of the Indenture. For the avoidance of doubt, the Facility Agent may rely on any such directions received and shall have no duty to enquire or monitor as to whether such direction complies with Section 9.01 of the Indenture.

20.                                Each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor that the representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

21.                                UPC Broadband further represents and warrants on the Effective Date that the execution and delivery by it of this Agreement and the performance of the transactions contemplated by this Agreement will not violate any agreement or instrument to which UPC Holding is a party or binding upon UPC Holding or any member of the Borrower Group or any assets of UPC Holding or any member of the Borrower Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

22.                                The Additional Facility Y Lender confirms to each Finance Party that:

(a)                                  it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)                                 it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

23.                                The Additional Facility Y Lender agrees to waive the notice period in respect of delivery of drawdown requests under Clause 5.1 (Delivery of Request) of the Credit Agreement in respect of the Facility Y. The Additional Facility Y Lender, the Borrower and the Facility Agent acknowledge and agree that (a) the Facility Y Advance shall be made by the Additional Facility Y Lender directly to the Borrower to an account notified by the Borrower to the Additional Facility Y Lender, rather than through the Facility Agent, and (b) in respect of any other payments of principal, interest or other amounts due under Facility Y, (i) the Borrower shall make payments payable by it to the Additional Facility Y Lender directly to the Additional Facility Y Lender (or to such account as the Additional Facility Y Lender may specify), and (ii) the Additional Facility Y Lender shall make payments payable by it to the Borrower directly to the Borrower (or to such account as the Borrower may specify).  The Additional Facility Y Lender agrees that it shall promptly notify the Facility Agent if the Borrower fails to make any payment under subclause (b)(i) of this Clause 23 when due, and the Borrower agrees that it shall promptly notify the Facility Agent if the Additional Facility Y Lender fails to make any payment under subclause (b)(ii) of this Clause 23 when due.

24.                                The Facility Office and address for notices of the Additional Facility Y Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by the Additional Facility Y Lender to the Facility Agent.

25.                                The Facility Agent may provide copies of the Indenture, or disclose its contents, to any Finance Party upon request by that Finance Party.

26.                                This Agreement and any non contractual obligations arising out of or in connection with it are governed by English law.

27.                                This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

28.                                For purposes of any assignment, transfer or novation of rights and/or obligations (in whole or in part) by a Lender in respect of Facility Y under Clause 26.2 (Transfers by Lenders) of the Credit Agreement, UPC Broadband hereby consents to any assignment, transfer or novation made by the Additional Facility Y Lender (including any subsequent Lender under Facility Y) following an Event of Default (as defined in the Indenture), provided that any such assignment, transfer or novation in part shall be in a minimum amount of €100,000. The Additional Facility Y Lender may only deliver to the Facility Agent a completed assignment or transfer document or Novation

Certificate (as applicable) if at that time it confirms to the Facility Agent in writing that such assignment, transfer or novation is not prohibited under the terms of any agreement that is binding on it or any of its assets.

SCHEDULE 1

ADDITIONAL FACILITY Y LENDER AND COMMITMENT

Additional Facility Y Lender	Facility Y Commitment

UPCB Finance II Limited	EUR	750,000,000

Total	EUR	750,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.                                      Constitutional Documents

(a)                                  A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)                                 An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.                                      Authorisations

(a)                                  A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders’ resolution is required, a copy of the shareholders’ resolution of each Obligor:

(i)                                     approving the terms of and the transactions contemplated by this Agreement and (in the case of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(a) below; and

(ii)                                  (in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(a) below.

(b)                                 A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Agreement or the confirmation described in paragraph 4(a) below (as appropriate).

(c)                                  A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)                                 A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

3.                                      Legal opinions

(a)                                  A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)                                 A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)                                  A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.                                      Other documents

(a)                                  Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility Y and that such obligations shall be owed to each Finance Party including the Additional Facility Y Lender.

SIGNATORIES

Facility Agent and Security Agent

THE BANK OF NOVA SCOTIA as Facility Agent

By:	Authorized Signatory

THE BANK OF NOVA SCOTIA as Security Agent

By:	Authorized Signatory

[signature page to Accession Agreement to Credit Agreement]

SIGNATORIES

Additional Facility Y Lender

UPCB FINANCE II LIMITED

By:	Authorized Signatory

[signature page to Accession Agreement to Credit Agreement]

SIGNATORIES

UPC BROADBAND HOLDING B.V.

By:	Authorized Signatory

UPC FINANCING PARTNERSHIP

By:	Authorized Signatory

[signature page to Accession Agreement to Credit Agreement]